Alaska Communications Systems Completes Acquisition of Crest Communications Corporation

ANCHORAGE, Alaska, October 30, 2008 (BUSINESS WIRE) – Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today announced that it has completed the acquisition of Crest Communications Corp. This $70 million transaction brings into the ACS asset portfolio the Northstar undersea fiber optic cable and a robust backhaul network linking the cable’s landing station on the Oregon coast to both Portland and Seattle.

ACS announced in April that it intended to purchase Crest as part of its expansion into the Enterprise market. The acquisition of Crest brings with it a team experienced in servicing undersea systems and an established base of Enterprise customers including several who utilize the Northstar cable landing station and diverse transport facilities in the Pacific Northwest. In addition to acquiring Northstar, the Company is completing its build of a geographically distinct, state-of-the-art fiber optic cable, the Alaska Oregon Network (AKORN). This project is currently in the testing stage and will be ready for commercial launch, on plan, in early 2009.

“ACS owns two fiber cables to the Lower 48, a major achievement not only for the Company but for the State of Alaska. This major telecom infrastructure investment enables us to provide security and reliability through this ring of geographically diverse cables. Combined with our best-in-class in-state networks and network operations centers ACS is the clear choice for meeting Enterprise customers’ needs,” said Liane Pelletier, chief executive, president and chairman.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska’s leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state’s most advanced data networks and, with the acquisition of Crest Communications and build of the AKORN fiber, will be the only company with a geographically diverse undersea fiber optic network connecting Alaska to the contiguous United States. The ACS wireless operations rely on the only statewide 3G network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via the best CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

About Crest Communications Corporation

Crest is a facilities-based provider of high-bandwidth, fiber optic communications infrastructure to carrier and corporate/government customers in the Pacific Northwest. Crest consists of three subsidiaries that own the infrastructure: WCI Cable, Inc., Northern Lights Holdings, Inc. and World Net Communications, Inc. The primary assets of the Company consist of an integrated terrestrial and submarine fiber optic network that links the Alaskan market to interconnection points in Portland, Ore. and Seattle, Wash.

SOURCE: Alaska Communications Systems Group, Inc.

Alaska Communications Systems Group, Inc.
Media Contact:
Paula Dobbyn
Director, Corporate Communications
907-297-3000
Paula.Dobbyn@acsalaska.com
or
Investor Contact:
Melissa Fouts
Director, Investor Relations
907-564-7556
investors@acsalaska.com